Exhibit 10.2
MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT
THIS MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT (the “Agreement”) is made as of October 22, 2010 by Andrea R. Biller (“Assignor”) and Grubb & Ellis Equity Advisors, LLC, a Delaware limited liability company (“GEEA”) and Grubb & Ellis Equity Advisors, Property Management, Inc., a Delaware corporation (“GEEA PM”, and together with GEEA, “Assignee”).
RECITALS:
A. As of the date hereof, Assignor owns 180,000 Class A membership shares (the “Interest”) in Grubb & Ellis Apartment Management, LLC (the “Company”).
B. Assignor wishes to transfer to GEEA, and GEEA wishes to obtain from Assignor, 170,000 Class A membership shares of the Company (the “GEEA Interest”) for the consideration and in the manner and on the terms and conditions hereinafter set forth.
C. Assignor wishes to transfer to GEEA PM, and GEEA PM wishes to obtain from Assignor, 10,000 Class A membership shares of the Company (the “GEEA PM Interest”) for the consideration and in the manner and on the terms and conditions hereinafter set forth.
NOW, THEREFORE, for and in consideration of (i) Ten Dollars ($10.00) cash, (ii) the payment of the Mission Payment, (iii) the mutual covenants contained herein, and (iv) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Transfer of Interest. Assignor hereby conveys, assigns, transfers and sets over to (i) GEEA, the GEEA Interest and (ii) to GEEA PM, the GEEA Interest, and each Assignee hereby accepts from Assignor, all of Assignor’s right, title and interest in the Interest assigned to Assignee, as of the date hereof.
2. Representations and Warranties of Assignor and Assignee.
(a) Assignor represents and warrants that (i) Assignor is the lawful owner of the Interest free and clear of all liens, encumbrances and other claims of all third persons whatsoever and (ii) Assignor has the absolute right to transfer the Interest.
(b) Assignee represents and warrants that Assignee’s acquisition of the Interest is made for Assignee’s account for investment purposes only, and not with a view to the resale or distribution thereof.
(c) These representations and warranties are intended to and shall survive the transfer of the Interest pursuant to this Agreement.
3. Mission Payment. The parties agree that Assignor shall be paid an amount (the “Mission Payment”) equal to the payment Assignor would have received based on the acquisition fees earned by Grubb & Ellis Apartment REIT Advisor, LLC as a direct result of the successful closing of the Mission Transaction (as defined below) had Assignor not transferred the Interest pursuant to this Agreement and remained a member of the Company. The “Mission Transaction” shall be defined as the acquisition by Grubb & Ellis Apartment REIT, Inc. through its subsidiary Grubb & Ellis Apartment REIT Holdings, L.P., of nine multifamily apartment properties from affiliates of MR Holdings, LLC (“MR Holdings”) (of which one property is owned by a limited partnership for which an affiliate of MR Holdings serves as general partner and the other eight are owned by Delaware Statutory Trusts for which an affiliate of MR

Holdings serves as trustee) and the acquisition of all or substantially all of the assets, including property management agreements, of Mission Residential Management, LLC, as more fully described in that certain 8K filing of Grubb & Ellis Apartment REIT, Inc. dated August 31, 2010. For purposes of this Agreement, the “Mission Transaction” shall not include any other acquisition or transaction between Grubb & Ellis Apartment REIT and MR Holdings or its affiliates, including, without limitation, the acquisition of any tenant-in-common properties managed by MR Holdings or its affiliates. Such Mission Payment shall only be paid if and when advisory fees are earned and paid to Grubb & Ellis Apartment REIT Advisor, LLC, and shall be calculated consistent with past practices relating to distributions to members. The obligation to pay the Mission Payment shall expire and be null and void for any portion of the Mission Transaction that closes after December 31, 2011. The parties agree that the Mission Payment is not in consideration for rights to property but is in lieu of future income as described in Section 736(a) of the Internal Revenue Code.
4. Release. Assignor hereby releases Assignee, the Company, and their respective affiliates, agents, representatives and employees from any and all claims or liability relating to the Interest during the Assignor’s period of ownership. Assignor agrees that, other than the Mission Payment, any and all distributions or other payment amounts due and owing to Assignor in connection with the Interests, the Company, Grubb & Ellis Apartment REIT Advisor, LLC and/or any and all advisory contracts, advisory fees, ownership interests or contractual rights to payment associated with Grubb & Ellis Apartment REIT Inc., have been paid and satisfied in full. For purposes of the foregoing, Assignor hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other jurisdiction. Section 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOW BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
ASSIGNOR HEREBY EXPRESSLY ACKNOWLEDGES THAT ASSIGNOR HAS CAREFULLY REVIEWED THIS SECTION AND DISCUSSED IT WITH LEGAL COUNSEL OR WAIVED SUCH RIGHT TO DISCUSS WITH COUNSEL AND THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL PART OF THIS AGREEMENT.
Assignor’s Initials:      /s/ ARB
To the extent required under applicable law, the parties agree that the disclaimers in this Agreement are “conspicuous” disclaimers for purposes of any applicable law.
5. Resignation from Board of Managers. Assignor hereby resigns from the Board of Managers of the Company and from any officer position with the Company.
6. Enforceability. This Agreement has been duly executed by and delivered by and constitutes a valid and binding agreement of the parties and is enforceable against the parties in accordance with its terms.
7. Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective assigns and successors in title or interest.

8. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without regard to any conflicts of law provisions or principles thereof to the contrary.
9. Entire Agreement and Modification. This document contains the entire agreement between the parties hereto with respect to the subject matter herein. This Agreement shall not be modified unless, and then only to the extent that, a written modification is executed by all of the parties hereto or their respective successors or assigns.
10. Counterparts. This Agreement may be executed in counterparts, and any executed counterparts shall be binding the parties hereto and inure to their benefit as though all parties were signatory to the same counterpart.
[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

ASSIGNOR:	ANDREA R. BILLER

/s/ Andrea R. Biller

ASSIGNEE:	Grubb & Ellis Equity Advisors, LLC,
a Delaware limited liability company

	By:	/s/ Jeff Hanson

	Name:	Jeff Hanson

	Title:	President

ASSIGNEE:	Grubb & Ellis Equity Advisors, Property Management, Inc.
a Delaware corporation

	By:	/s/ Jeff Hanson

	Name:	Jeff Hanson

	Title:	President